EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Analytical Surveys, Inc.

We consent to incorporation by reference in the registration statements (No. 33-53950, No. 33-59940, No. 333-47365 and No. 333-116513) on Form S-8 of Analytical Surveys, Inc. and registration statement (No. 333-22609) on Form S-3/A of Analytical Surveys, Inc. of our report dated December 22, 2003, relating to the consolidated balance sheet of Analytical Surveys, Inc. and subsidiaries as of September 30, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years ended September 30, 2003 and 2002, which report appears in the September 30, 2004 Annual Report on Form 10-K of Analytical Surveys, Inc.

Our report refers to a change in the Company’s method of accounting for goodwill in 2002.

Our report contains an explanatory paragraph that states that the Company has suffered significant operating losses in 2003 and 2002 and does not currently have any external financing in place to fund working capital and debt requirements, which raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

San Antonio, Texas

December 10, 2004